EXHIBIT 10.1
JAMES HARDIE INDUSTRIES PLC

LONG TERM INCENTIVE PLAN

ADJUSTED ROIC AWARD AGREEMENT

    James Hardie Industries plc (“James Hardie” or the “Company”) believes that its business interests are best served by extending to you an award based on the satisfaction of performance criteria established by the Board pursuant to the terms of the James Hardie Industries plc Long Term Incentive Plan, dated as of August 1, 2006, as amended from time to time (the “Plan”). The purpose of the Plan is to promote the interests of James Hardie and its shareholders by using performance-based interests to attract, retain and motivate the Company’s employees and the employees of James Hardie’s subsidiaries and affiliates (each, a “Group Company”).

1.Nature of Award. Effective as of May 14, 2026 (the “Grant Date”), subject to this award agreement (this “Award Agreement”) and the Award Notice (the “Award Notice”), James Hardie hereby grants to you (the “Participant”) an award with a value of $1 million United States dollars, on the terms and conditions as set forth in this Award Agreement, including the accompanying Appendix A attached hereto, the Award Notice, and the Plan (the “Award”). This Award is intended to constitute a cash-denominated RSU (as defined in the Plan) award.

2.Vesting of Award; Settlement. Subject to the terms and conditions of the Plan, this Award Agreement and the Award Notice, the Award shall vest, if at all, subject to the achievement of the “Performance Measure” specified on Appendix A during the “Performance Period” specified on Appendix A, as certified by the People & Compensation Committee (the “Committee”) on the “Determination Date” specified on Appendix A, provided that you remain continuously employed by a Group Company through the “Vesting Date” specified on Appendix A, unless otherwise provided for in Section 4 of this Award Agreement. Upon vesting, the Award will be settled in United States dollars and will be paid to you within 60 days after the Vesting Date, less applicable tax withholdings and other employment taxes. Following vesting and settlement of the Award, you shall use the net cash proceeds, if any, to purchase ordinary shares of the Company (the “Purchased Shares”) on the open market no later than the close of the Company’s first full open trading window following the date the Award settles, and you shall hold the Purchased Shares for a period of at least two years from the date the Award settles. Should you fail to purchase the Purchased Shares within the period described above, or should you fail to hold the Purchased Shares for the full two-year holding period, you agree to return to the Company, in United States dollars, the greater of (i) the total value of the Award on the Vesting Date, not taking into account any tax withholding, and (ii) the value of the Purchased Shares upon disposition. Your obligations under this Section 2, including the repayment obligations, shall survive the settlement of the Award.

3.General Applicability of the Plan. The terms and conditions of the Plan apply to this Award. Capitalized terms used but not otherwise defined in this Award Agreement shall have the meaning ascribed thereto in the Plan. You should read the Plan, this Award Agreement and the Award Notice carefully to ensure you fully understand all the terms and conditions of your Award. In the event of a conflict or ambiguity between the terms of this Award Agreement, the Plan, and the Award Notice, the following order of precedence shall apply and control: first the Plan, then this Award Agreement, and then the Award Notice. The Committee has the sole responsibility of interpreting the Plan and the terms of all grants issued thereunder, and its determination of the meaning of any provision in the Plan, this Award Agreement or the Award Notice will be binding on you. To the extent you have been provided with a copy of this Award Agreement, the Plan or any other documents relating to this Award in a language other than English, the English language document will prevail in case of any ambiguity or divergence resulting from the translation of such documents.

4.Effect of Termination of Employment. Any notice period mandated under local law shall not be treated as active employment for the purpose of determining the vesting of the Award; and your right to receive cash in settlement of the Award after termination of employment, if any, will be measured by the number vested as of the date of termination of your active employment by any Group Company and will not be extended by any notice period mandated under local law. Subject to the foregoing and the provisions of the Plan, the Company, in its sole discretion, shall determine whether your employment by any Group Company has terminated and the effective date of such termination.

The vesting of the Award shall cease upon, and no amount of the Award shall become vested following, your termination of employment for any reason except as may be explicitly provided in this Award Agreement or as otherwise determined by the Committee in its sole discretion.

Your participation in the Plan shall not create a right to further employment with any Group Company and shall not interfere with the ability of any Group Company to terminate your employment at any time, with or without cause. To the extent “cause” or any similar term is defined in any written employment letter or agreement between you and the Company, such definition shall apply.

In the event of termination of your employment with any Group Company before the Vesting Date, except as otherwise provided in a written agreement between James Hardie or any Group Company and Participant or applicable law:

a.Involuntary Termination of Employment for Cause or Resignation of Employment for any Reason. If the Participant’s employment is terminated with any Group Company for Cause or the Participant resigns employment for any reason prior to the Vesting Date, the Award will lapse and be forfeited automatically without payment as of the date of such termination.

b.Involuntary Termination of Employment without Cause or due to Retirement, death, Redundancy or Permanent Disability. If (i) the Participant’s employment is terminated with any Group Company without Cause, or due to Retirement, death, Redundancy, or Permanent Disability, and (ii) the Participant has been continuously employed with any Group Company for a period of at least 12 months following the Grant Date prior to the date of such termination of employment, then: the Award shall remain outstanding, and a Pro-Rata Portion of the Award shall be eligible to vest on the terms and conditions contained within this Award Agreement. The “Pro-Rata Portion” shall be calculated in accordance with the procedures approved by the Committee for such calculation and shall generally be determined by reference to the total number of days that the Participant was employed following the Grant Date relative to the total number of days between the Grant Date and the end of the Performance Period. The remaining portion of the Award shall automatically be forfeited without payment as of the date of such termination of employment, unless the Committee or its delegate otherwise determines that such remaining portion will instead vest (and provides notice to that effect to the Participant, or in the Participant’s estate, if applicable). In the event of a termination of employment described in this Section 4(b), the purchase and holding obligations set forth in Section 2 of this Award Agreement shall not apply to any portion of the Award that vests in connection with such termination.

Notwithstanding anything in the Plan to the contrary, if following cessation of employment with a Group Company, the Participant enters into a consulting agreement with a Group Company, the period that the Participant serves as a consultant will count as time employed by the Company for purposes of determining his or her pro-rata entitlement to the Award upon termination of employment.

For the purposes of this Award Agreement, “Permanent Disability” has the meaning set forth in the James Hardie Industries plc Amended and Restated 2001 Equity Incentive Plan, effective August 26, 2021.

c.Control Event. In the event of a Control Event, the Committee may, in its sole discretion, determine the achievement levels of the Performance Measure and accelerate the vesting of the Award as of the date of the Control Event.

5.Rights of Participants. This Award does not entitle you to vote or to dividends, if any, with respect to the Award.

6.Taxes and Withholding. James Hardie or any Group Company (as determined by the Committee) shall, to the extent required by law, be entitled to deduct, withhold or collect any withholding, social security, foreign, federal, state and local taxes, as well as any other tax obligations required by applicable law to be withheld with respect to any taxable event arising with respect to the granting, vesting, release or assignment of the Award (collectively, the “Withholding Amount”). This Withholding Amount may be: (a) withheld from other amounts due to Participant; (b) withheld from the value of the Award being settled; or (c) collected directly from Participant. The Withholding Amount may relate to amounts due in more than one jurisdiction and in all cases shall be as determined by James Hardie or the applicable Group Company in its discretion. In addition, to the extent permitted by applicable law, James Hardie or any Group Company may recover any amount you are required to repay to the Company under Section 2 of this Award Agreement, or under any applicable clawback or compensation recovery policy, by deducting or setting off such amount from or against any compensation or other amounts otherwise payable to you by James Hardie or any Group Company.

7.Transferability/ Assignability. Subject to the Plan and applicable law, this Award is not assignable or transferable except: (a) by will or by the laws of descent and distribution; or (b) upon dissolution of marriage pursuant to a qualified domestic relations order or similar order by a court of competent jurisdiction or, in the discretion of the Committee and under circumstances that would not adversely affect the interests of James Hardie, transfers for estate planning purposes or pursuant to a nominal transfer that does not result in a change in beneficial ownership.

8.Control Event, Sub-division or Consolidation. Upon any Control Event, compulsory acquisition, Reorganization, winding up or similar event, the Award will be subject to the permitted treatment for the Award as set forth in the Plan and as determined by the Committee in its sole discretion.

9.Not an Employment Agreement. This Award imposes no obligation on James Hardie or any Group Company to employ the Participant for any period. This Award Agreement is not an employment agreement, and no provision of this Award Agreement or the Award Notice shall be construed or interpreted to create an employment relationship between the Participant and James Hardie or any Group Company or to guarantee the right to remain employed for any specified term. Furthermore, except as otherwise expressly provided in a written employment agreement between the Participant and James Hardie or any Group Company, this Award is made solely at the discretion of James Hardie and this Award Agreement, the Award Notice, the Plan, and any other Plan documents: (a) are not part of the Participant’s employment contract, if any; and (b) does not guarantee either the Participant’s right to receive any future grants under the Plan (even if other awards have been granted repeatedly in the past) or the inclusion of the value of any grants in the calculation of severance payments, if any, upon termination of employment.

In accepting the Award, the Participant acknowledges, understands and agrees, except as may otherwise be expressly provided under a written employment letter or agreement between the Participant and the Company, that:

a.The Plan is established voluntarily by James Hardie. It is discretionary in nature and it may be modified, amended, suspended or terminated by James Hardie at any time, unless otherwise provided in the Plan and this Award Agreement.

b.All decisions with respect to future Award grants, if any, will be at the sole discretion of James Hardie and shall be binding, conclusive and final on the Participant and all other interested persons.

c.The Participant is voluntarily participating in the Plan and confirms his or her agreement to the grant of Award with effect from the Grant Date.

d.The Award is an extraordinary item that does not constitute compensation of any kind for employment of any kind rendered to any Group Company, and which is outside the scope of the Participant’s employment contract.

e.The Award is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

f.In the event that the Participant is not an employee of the Company or any Group Company, the Award grant will not be interpreted to form an employment contract or relationship with the Company and, furthermore, the Award grant will not be interpreted to form an employment contract with any other Group Company.

g.No claim or entitlement to compensation or damages arises from termination of the Award or diminution in value of the Award or Company Securities acquired upon settlement of the Award resulting from termination of the Participant’s employment (for any reason whether or not in breach of local law) and the Participant irrevocably releases the Company and each other Group Company from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen then, by signing this Award Agreement and the Award Notice, the Participant shall be deemed irrevocably to have waived the Participant’s entitlement to pursue such a claim.

10.Requirements of Law. This Award shall be subject to all applicable laws, rules and regulations and to all required approvals of any governmental agencies or securities exchange, market or other quotation system. Notwithstanding anything to the contrary herein, James Hardie shall not be obligated to issue any Company Securities pursuant to this Award, at any time, if the offering of the Company Securities covered by this Award violates or is not in compliance with any laws, rules or regulations of any state or country.

Furthermore, the Participant understands that, to the extent applicable, the laws of the country in which the Participant is working at the time of grant and/or vesting of this Award (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent settlement of this Award or may subject the Participant to additional procedural or regulatory requirements for which the Participant is solely responsible and that the Participant will have to independently fulfill in relation to this Award, and that purchases and sales of Company Securities may be subject to restrictions under Australian and/or United States securities laws, and the laws, rules or regulations of any other relevant jurisdiction, and under James Hardie’s policies, including insider trading policies and procedures.

Any summaries of potentially applicable legal restrictions and requirements furnished in connection with the Plan are not intended to be exhaustive, and the Participant acknowledges that other rules may apply. James Hardie reserves the right to impose other requirements on the Participant’s participation in the Plan, Awards granted thereunder, and any Company Securities acquired under the Plan, to the extent the Company determines it is necessary or advisable to comply with applicable law or facilitate the administration of the Plan.

11.Governing Law. This Award Agreement shall be interpreted and construed in accordance with and governed and enforced by the laws of Ireland.

12.Severability. The provisions of this Award Agreement are severable, and if any one or more of the provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

13.Waiver. No failure or delay by James Hardie to enforce any provision of this Award Agreement or exercise any right or remedy provided by law shall constitute a waiver of that or any other provision, right or remedy, nor shall it prevent or restrict the further exercise of that or any other provision, right or remedy. No single or partial exercise of such provision, right or remedy shall prevent or restrict the further exercise of that or any other provision, right or remedy.

14.Data Privacy.

The following provisions shall only apply to the Participant if he or she resides outside the European Economic Area and the United States:

a.The Participant voluntarily consents to the collection, use, disclosure and transfer to the United States and other jurisdictions, in electronic or other form, of his or her personal data as described in this Award Agreement, the Award Notice and any other Award materials (all such personal information is referred to as “Data”) by and among, as applicable, the Company and any Group Company for the exclusive purpose of implementing, administering, and managing his or her participation in the Plan.

b.The Participant understands that the Company and Group Company(ies) may collect, maintain, process and disclose, certain personal information about him or her, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all equity awards or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the exclusive purpose of implementing, administering and, managing the Plan.

c.The Participant understands that Data may be transferred to one or more stock plan service provider(s) selected by the Company, which may assist the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different, including less stringent, data privacy laws and protections than his or her country. The Participant understands if he or she resides in certain jurisdictions, to the extent provided by applicable laws, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative or the James Hardie Data Privacy Office (dpo@jameshardie.com). The Participant authorizes the Company and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing his or her participation in the Plan.

d.The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan, including to maintain records regarding participation. The Participant understands that if he or she resides in certain jurisdictions, to the extent required by applicable laws, he or she may, at any time, request access to Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents given by accepting these Awards, in any case without cost, by contacting in writing his or her local human resources representative or the James Hardie Data Privacy Office (dpo@jameshardie.com). Further, the Participant understands that he or she is providing these consents on a purely voluntary basis. If the Participant does not consent or if he or she later seeks to revoke his or her consent, his or her engagement as a service provider with the Company or a Group Company will not be adversely affected; the only consequence of refusing or withdrawing his or her consent is that the Company will not be able to grant him or her awards under the Plan or administer or maintain awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan (including the right to retain the Award). The Participant understands that he or she may contact his or her local human resources representative or the James Hardie Data Privacy Office (dpo@jameshardie.com) for more information on the consequences of his or her refusal to consent or withdrawal of consent.

The following provisions shall only apply to the Participant if he or she resides in the European Economic Area:

a.The Participant understands that James Hardie, acting as controller, as well as the his or her employer or other Group Companies, may collect, to the extent permissible under applicable law, certain personal information about the Participant, including name, home address and telephone number, information necessary to process the Awards (e.g., mailing address for a check payment or bank account wire transfer information), date of birth, social insurance number or other identification number, salary, nationality, job title, employment location, any capital shares or directorships held in the Company (but only where needed for legal or tax compliance), any other information necessary to process mandatory tax withholding and reporting, details of all Awards granted, canceled, vested, unvested or outstanding in the Participant’s favor, and where applicable Service termination date and reason for termination (all such personal information is referred to as “Data”). The Data is collected from the Participant, the Group Company and from James Hardie, for the exclusive purpose of implementing, administering and managing the Plan pursuant to the terms of this Award Agreement. The legal basis (that is, the legal justification) for processing the Data is to perform this Award Agreement. The Data must be provided in order for the Participant to participate in the Plan and for the parties to this Award Agreement to perform their respective obligations thereunder. If the Participant does not provide Data, he or she will not be able to participate in the Plan and become a party to this Award Agreement.

b.The Participant understands that James Hardie or the applicable Group Company will transfer Data to the Company for purposes of plan administration. James Hardie and any applicable Group Company may also transfer the Participant’s Data to other service providers (such as accounting firms, payroll processing firms or tax firms), as may be selected by the Company in the future, to assist the Company with the implementation, administration and management of this Award Agreement. The Participant understands that the recipients of the Data may be located in the United States, a country that does not benefit from an adequacy decision issued by the European Commission and is not listed by the Swiss supervisory authority as a country with adequate data protection legislation. Where a recipient is located in a country that does not benefit from an adequacy decision or adequacy listing, the transfer of the Data to that recipient will be made pursuant to European Commission-approved standard contractual clauses, a copy of which may be obtained from the James Hardie Data Privacy Office (dpo@jameshardie.com). The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s rights and obligations under this Award Agreement, and for the duration of the relevant statutes of limitations, which may be longer than the term of this Award Agreement.

c.James Hardie and any applicable Group Company will take steps in accordance with applicable legislation to keep Data accurate, complete and up-to-date. The Participant is entitled to have any inadequate, incomplete or incorrect Data corrected (that is, rectified). The Participant also has the right to request access to his or her Data as well as additional information about the processing of that Data. Further, the Participant is entitled to object to the processing of Data or have the Participant’s Data erased, under certain circumstances. As from May 25, 2018, and subject to conditions set forth in applicable law, the Participant also is entitled to: (i) restrict the processing of his or her Data so that it is stored but not actively processed (e.g., while the Company assesses whether the Participant is entitled to have Data erased) and (ii) receive a copy of the Data provided pursuant to this Award Agreement or generated by the Participant, in a common machine-readable format. To exercise his or her rights, the Participant may contact his or her local human resources representative. The Participant may also contact the relevant data protection supervisory authority, as he or she has the right to lodge a complaint. The data protection officer may be contacted at the James Hardie Data Privacy Office (dpo@jameshardie.com).
15.Other Agreements. This Award is also subject to the terms of any other written agreements between the Participant and James Hardie or any Group Company to the extent that those other agreements do not directly conflict with the terms of the Plan or this Award Agreement.

16.Foreign Exchange / Exchange Control. The Participant acknowledges and agrees that it is the Participant’s sole responsibility to investigate and comply with any applicable foreign exchange or exchange control laws in connection with the issuance, delivery or sale of the Company Securities pursuant to the Award and that the Participant shall be responsible for any associated compliance or reporting of inbound international fund transfers required under applicable law. The Participant is advised to seek appropriate professional advice as to how the foreign exchange or exchange control regulations apply to the Participant’s specific situation.

17.Appendix. Notwithstanding any provisions in this Award Agreement to the contrary, certain additional general terms and conditions as set forth in Appendix B will apply to the Participant and the Award shall be subject to any special terms and conditions set forth therein for the jurisdiction in which the Participant resides. If the Participant relocates to a jurisdiction not specified in Appendix B, additional general and special terms and conditions, as applicable, may apply to the Participant, to the extent that the Committee determines that the application of such terms and conditions is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan. Appendix B constitutes part of this Award Agreement.

By accepting your award, you and the Company agree to the terms set forth herein.

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APPENDIX A

PERFORMANCE CONDITIONS

APPENDIX B

COUNTRY SPECIFIC TERMS AND CONDITIONS

The following country-specific notices, disclaimers, and/or terms and conditions apply to all grantees in the countries listed below and may be material to the Participant’s participation in the Plan. Such information may apply if the Participant resides or works in, or moves to or otherwise becomes subject to the laws or James Hardie policies of, a particular country while holding or selling Company Securities received under the Plan. In any such case, James Hardie may also withhold or account for tax or related liabilities in more than one jurisdiction. The Participant is solely responsible for any obligations outlined below. As local laws are often complex and change frequently and the information provided is general in nature and may not apply to any specific situation, James Hardie cannot assure any particular result, and the Participant is encouraged to seek his or her own professional legal and tax advice.

The Participant should read this Award Agreement carefully and retain a copy in a safe place for future reference. For additional information, please refer to the terms and conditions of the Plan, a copy of which the Participant may request, at no charge, and within a reasonable time, James Hardie will provide them with a copy.

UNITED STATES

Compliance with Section 409A

In General. Section 409A of the United States Internal Revenue Code establishes rules governing nonqualified deferred compensation and imposes tax penalties on the recipient of such deferred compensation if these rules are violated. An award that entitles an employee or other service provider to receive shares or cash following satisfaction of a vesting condition generally will not be subject to Section 409A if the shares are issued or the cash is paid either at the time of vesting or in any event within 2½ months following the close of the year in which vesting occurs. However, awards that may by their terms be settled more than 2½ months following the close of the year in which vesting occurs will be subject to the rules of Section 409A.

Special Provisions for Specified Employees. Notwithstanding anything herein to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), as determined under the Company’s established methodology for determining specified employees, at the time of the Participant’s separation from service (as defined below), any payment hereunder that provides for a “deferral of compensation” within the meaning of Section 409A shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following the Participant’s separation from service; provided, however, that a payment delayed pursuant to this paragraph shall commence earlier in the event of the Participant’s death prior to the end of the six-month period. “Separation from service” has the meaning set forth in Treasury Regulation Section 1.409A-1(h) without regard to alternative service provider elections permitted by such Section.

Potential Individual Tax Penalties. While James Hardie intends that the awards granted under the Plan will either be exempt from or comply with the requirements of Section 409A, if the Company grants the Participant an award that is subject to, but fails to comply with, Section 409A, the Participant may be liable for: (a) income taxes on all vested amounts deferred in the current and prior years and not previously included in income; (b) a premium interest tax from the year in which the amount was first deferred or vested; and (c) an additional income tax equal to 20% of the deferred amounts included in your income. The Participant also may be subject to additional state tax penalties if you are subject to income taxation in a state that incorporates Section 409A into its tax code.

By accepting the Award, the Participant hereby releases and holds harmless James Hardie, its Group Companies, and their directors, officers and shareholders from any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees or other liability incurred by the Participant in connection with the Award, including as a result of the application of Section 409A.